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Ex12e
                               Idaho Power Company
                       Consolidated Financial Information
                 Supplemental Ratio of Earnings to Fixed Charges


                                                                                                     Twelve Months
                                            Twelve Months Ended December 31,                             Ended
                                                 (Thousands of Dollars)                               September 30,
                                         1994         1995         1996         1997         1998       1999
Earnings, as defined:
  Income before  income taxes        $ 109,173    $ 135,333   $  142,710   $  138,746    $ 140,984   $ 145,745
  Adjust for distributed income of
  equity investees                         326       (2,058)      (1,413)      (3,943)      (4,697)     (3,431)
  Equity in loss of equity method
  investments                                0            0            0            0          476           0
  Minority interest in losses of
  majority owned subsidiaries                0            0            0            0         (125)          0
  Supplemental fixed charges, as
  below                                 57,849       59,992       60,939       64,317       63,967      64,739

     Total earnings, as defined      $ 167,348    $ 193,267   $  202,236   $  199,120    $ 200,605   $ 207,053

Fixed charges, as defined:
  Interest charges                   $  54,433    $  56,456   $   57,348   $   60,761    $  60,593   $  61,221
  Rental interest factor                   794          925          991          982          801         957

     Total fixed charges                55,227       57,381       58,339       61,743       61,394      62,178

  Supplemental increment to fixed
   charges*                              2,622        2,611        2,600        2,574        2,573       2,561


     Total supplemental fixed
       charges                        $ 57,849     $ 59,992    $  60,939    $  64,317     $ 63,967    $ 64,739

Supplemental ratio of earnings to
   fixed charges                          2.89x        3.22x        3.32 x       3.10x        3.14x       3.20x


*Explanation of increment - Interest on the guaranty of American Falls
      Reservoir District bonds and Milner Dam, Inc. notes which are already included in operation expenses.


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